Exhibit 21.1

List of Subsidiaries

Edwardsport Construction Company, LLC

Gibson County Logistics, LLC

Hallador Renewables, LLC

Hallador Sands, LLC

Hallador Power Company

Hourglass Sands, LLC

HR Beam One, LLC

Oaktown Fuels Mine No. 1, LLC

Oaktown Fuels Mine No. 2, LLC

Oaktown Gas, LLC

Phoenix 820, LLC

Phoenix 500, LLC

Prosperity Mine, LLC

SFI Coal Sales, LLC

Sunrise Administrative Services, LLC

Sunrise Coal LLC

Sunrise Energy, LLC

Sunrise Land Holdings, LLC

Sycamore Coal, Inc.